Exhibit 2

MEDIA RELEASE
3 February 2003

Mayne completes Canadian logistics transaction

Mayne Group Limited today announced that it has completed the transaction with DHL Worldwide Express for the sale of the Canadian logistics business.

A further announcement will follow on the rest of the logistics transaction which is scheduled for completion by the end of today.

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